Exhibit 99(c)


                                                                 October 1, 2002


                        FORM OF EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street, 8W
New York, New York 10286

Attn:  Corporate Trust Administration

Ladies and Gentlemen:

         Oncor Electric Delivery Company, a Texas corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $200,000,000 aggregate principal amount of its outstanding 5% Debentures due 2007 and up to $800,000,000 aggregate principal amount of its outstanding 7% Debentures due 2022 (collectively, the "Old Debentures") for equal principal amounts, respectively, of its 5% Exchange Debentures due 2007 and its 7% Exchange Debentures due 2022 (collectively, the "New Debentures") which New Debentures have been registered under the Securities Act of 1933, as amended. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ________, 2002 (the "Prospectus"), proposed to be distributed to all holders of the Old Debentures. The Old Debentures and the New Debentures are collectively referred to herein as the "Debentures". Unless the context requires otherwise, references herein to the Debentures, the Old Debentures, the New Debentures or any series of the Debentures will mean beneficial interests in the book-entry interests that The Depository Trust Company ("DTC") has in such debentures. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus or the related letter of transmittal in the form or forms to be delivered with the Prospectus to holders of the Old Debentures (the "Letter of Transmittal").

         The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York in its capacity as Exchange Agent hereunder.

         The Exchange Offer is expected to be commenced by the Company on or about __________, 2002. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Debentures to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Debentures tendered in connection therewith.

         The Exchange Offer shall expire at 5:00 P.M., New York City time, on __________, 2002 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend


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the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

         The Company expressly reserves the right to amend, in any way not inconsistent with the Registration Rights Agreement, or terminate the Exchange Offer, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption THE EXCHANGE OFFER -- "Conditions to the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned THE EXCHANGE OFFER and in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without gross negligence be discharged by the foregoing.

         2. You will establish an account with respect to the Old Debentures at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility (or certificates for Old Debentures) and any other documents delivered or mailed to you by or for holders of the Old Debentures to ascertain whether:
(i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and
(ii) the Old Debentures have otherwise been properly tendered. The determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to the exchange of any Old Debentures shall be made by the Company. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Debentures are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. However, you shall not incur any liabilities under this agreement for failure to give any such notification.


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         4. With the approval of the President, Vice President or Treasurer of the Company or any other person designated by such an officer in writing (such approval, if given orally, to be promptly confirmed in writing), you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Old Debentures pursuant to the Exchange Offer.

         5. Tenders of Old Debentures may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned THE EXCHANGE OFFER -- "Procedures for Tendering - Registered Holders and DTC Participants", and Old Debentures shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Old Debentures which the President, Vice President or Treasurer of the Company or any other person designated in writing by such an officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, to be promptly confirmed in writing).

         6. You shall advise the Company with respect to any Old Debentures received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Debentures.

         7. You shall accept tenders:

            a. in cases where the Old Debentures are registered in two or more names only if signed by all named holders;

            b. in cases where the signing person (as indicated in the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            c. from persons other than the registered holder of Old Debentures provided that customary transfer requirements, including the payment of any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Old Debentures when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Debentures to the registrar for split-up and return any untendered Old Debentures or Old Debentures that have not been accepted by the Company to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Debentures properly tendered and you, on behalf of the Company, will exchange such Old Debentures for New Debentures and cause such Old Debentures to be cancelled. Delivery of New Debentures will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Debentures for each $1,000 principal amount of the corresponding series of Old Debentures tendered as promptly as practicable after notice (such notice if given orally, to be


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confirmed in writing) of acceptance of said Old Debentures by the Company;
provided, however, that in all cases, Old Debentures tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Debentures (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof or an Agent's Message (as defined in the Prospectus) in lieu thereof) with any required signature guarantees and any other required documents. You shall issue New Debentures only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

         10. The Company shall not be required to exchange any Old Debentures tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Debentures tendered shall be given in a notice (and, if given orally, promptly confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Debentures tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption THE EXCHANGE OFFER -- "Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Debentures (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

         12. All certificates for reissued Old Debentures, unaccepted Old Debentures or for New Debentures shall be forwarded by first-class mail, postage prepaid under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or
(b) registered mail insured separately for the replacement value of each such certificates..

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

            a. shall not be liable for any act or omission to act unless the same constitutes your own negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.


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            b. shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

            c. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Debentures represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

            d. shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you and any additional fees for taking such action as is agreed by the parties hereto;

            e. may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper person or persons;

            f. may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons or persons acting in a fiduciary or representative capacity;

            g. may reasonably rely on and shall be protected in acting upon written or oral instructions from any officer of the Company or any other party designated by the Company;

            h. may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

            i. shall not advise any person tendering Old Debentures pursuant to the Exchange Offer as to whether to tender or refrain from tendering any portion of Old Debentures or as to the market value, decline or appreciation in market value of any Old Debentures that may or may not occur as a result of the Exchange Offer or as to the market value of the New Debentures.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for


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information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and not on the merits of the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attention: Treasurer.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Treasurer of the Company and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, as to the principal amount of Old Debentures which have been tendered pursuant to the terms of the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement (separately reporting and giving cumulative totals as to items properly received and items improperly received). In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon request made from time to time prior to the Expiration Date of such other information in your possession as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Debentures tendered and the aggregate principal amount of Old Debentures accepted and deliver said list to the Company.

         17. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

         20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with


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respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with your acceptance or administration of this Agreement and the performance of its duties hereunder, including without limitation any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Debentures reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Debentures; provided, however, that the Company shall not be liable for any indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your own negligence, willful misconduct or bad faith or as a result of your acting or failing to act upon the instructions of the Company arising out of or in connection with the Exchange Offer, this Agreement or the administration of your duties hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you shall have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Debentures, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Debentures; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         23. This Agreement and your appointment as Exchange Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute) applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit


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of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any terms or provisions or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

         26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

         27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Company:


                   Oncor Electric Delivery Company
                   c/o TXU Corp.
                   1601 Bryan Street
                   Dallas, Texas 75201

                   Facsimile:  (214) 812-2488
                   Attention:  Treasurer

         If to the Exchange Agent:


                   The Bank of New York
                   101 Barclay Street, 8W
                   New York, New York 10286

                   Facsimile:  (212) 815-5707
                   Attention:  Remo J. Reale


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         28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Debentures, funds or property then held by you as Exchange Agent under this Agreement.

         29. This Agreement shall be binding and effective as of the date hereof.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    ONCOR ELECTRIC DELIVERY COMPANY


                                    By:____________________________
                                         Name:
                                         Title:



Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent


By:_____________________________
   Name:
   Title:



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                                   SCHEDULE I

                                 For Services By

                              THE BANK OF NEW YORK

                              As Exchange Agent for

                 Oncor Electric Delivery Company (the "Company")

                        in the exchange of the Company's

                             5% Debentures due 2007

                             7% Debentures due 2022

                                     for its

                         5% Exchange Debentures due 2007

                       and 7% Exchange Debentures due 2022

Fees.....................................................................$5,000*

* In addition, the Company will pay the Exchange Agent an additional $500 for each extension of the Expiration Date, reimburse the Exchange Agent for its reasonable attorney's fees and expenses.


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